EXHIBIT 10.3







                                                     April 10, 1997





Interlaken Capital, Inc.
165 Mason Street
Greenwich, CT  06830

Attn:  Joshua Polan

                  Re:      Advisory Services Agreement
                           (the "Agreement")

Gentlemen:

         When countersigned by you in the space provided below for that purpose, this letter will serve to formalize the terms pursuant to which Interlaken Capital, Inc. ("Interlaken") will continue to provide advisory services to Fine Host Corporation ("Fine Host"). We agree that:

                  1. Interlaken will continue to provide advisory services to Fine Host as needed and when requested by Fine Host. Those services will be as requested by Fine Host but shall not be greater in scope than those provided to Fine Host for more than the past three fiscal years of Fine Host pursuant to the previous arrangements between the parties.

                  2. As has been the case for more  than the past  three  years,
              Fine Host will continue to pay Interlaken the sum of $150,000 annually (payable in equal monthly installments of $12,500) in consideration of Interlaken's commitment to render the aforementioned services.



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                  3.     This Agreement shall continue until December 31, 1999.

                  4. This Agreement  constitutes the entire understanding of the parties hereto and supercedes and replaces all previous agreements, arrangements or understandings relating to the subject matter hereof, including the letter, dated March 25, 1996 from Fine Host to Interlaken.

                                                     Very truly yours,

                                                     /S/ Randy B. Spector

                                                     Randy B. Spector
                                                     Executive Vice President



Accepted and Agreed

INTERLAKEN CAPITAL, INC.